Exhibit 77(D):

Van Kampen High Yield Fund

The Fund approved changes/clarifications in its investment policies to
allow the Fund to   invest a portion or all of its total assets in
securities issued by foreign governments or foreign corporations; provided, however, that the Fund may not invest more than 30% of its total assets in non-U.S. dollar denominated securities.